Exhibit 99.1

PHARMERICA PROVIDES UPDATE ON AMERISOURCEBERGEN LITIGATION

Continues to Pursue Its Case in Court

LOUISVILLE, Ky., April 4, 2016 -- PharMerica Corporation (NYSE: PMC), a national provider of institutional, specialty home infusion, hospital and oncology pharmacy services, today provided an update on its ongoing litigation against AmerisourceBergen Drug Corporation (“ABDC”), the Company’s former wholesale supplier of pharmaceutical products. As previously disclosed, the litigation alleges breach of contract.

On April 1, 2016, the Jefferson County, Kentucky Circuit Court (the “Court”) handed down a partial summary judgment ruling that PharMerica honor outstanding invoices from ABDC for approximately $48.5 million. PharMerica had not paid the approximately $48.5 million in invoices, but instead withheld payment and applied the invoiced amounts against rebates and other amounts that PharMerica believes ABDC owes it and which are in excess of $48.5 million. The Court ruled that the contract with ABDC required PharMerica to pay drug invoices as billed by ABDC, even if ABDC failed to pay PharMerica rebates and other amounts owed to PharMerica.

The Court’s ruling has not, in any way, impaired PharMerica’s ability to ultimately recover damages the Company believes it is owed by ABDC as a result of the breach of ABDC’s contractual obligations to PharMerica. PharMerica is in the process of obtaining a bond that will prevent the Company from having to pay ABDC while an appeal is pending. In addition, the Court ruled that ABDC is required to produce documentation to PharMerica that ABDC had been withholding, which PharMerica believes will be important to its case.

PharMerica will appeal the Court’s partial summary judgment. The typical length of time for an appeal to be heard is six months to one year. The case will continue to proceed in the lower court while the appeal is pending. PharMerica remains confident in the merits of its case, believes the facts clearly support its position, and looks forward to the successful resolution of this matter.

About PharMerica

PharMerica Corporation is a leading provider of pharmacy services. PharMerica serves the long-term care, hospital pharmacy management services, specialty home infusion and oncology pharmacy markets. PharMerica operates 94 institutional pharmacies, 17 specialty home infusion pharmacies and 5 specialty oncology pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as skilled nursing facilities, assisted living facilities, hospitals, individuals receiving in-home care and patients with cancer.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our view regarding ongoing litigation and the potential impact of that litigation on our consolidated financial position, results of operations and liquidity. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements include, among other matters, the Company’s potential to ultimately recover damages from AmerisourceBergen Drug Corporation, the Company’s ability to obtain a bond, the Company’s expectation that information received from AmerisourceBergen Drug Corporation will be important to the Company’s case against AmerisourceBergen Drug Corporation, and the Company’s expectations regarding a successful resolution of the litigation with AmerisourceBergen Drug Corporation. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project” and similar expressions.

These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from the results referred to in the forward-looking statements we make in this press release include our ability to succeed on an appeal of the Court’s ruling and our ability to collect the receivables due from AmerisourceBergen Drug Corporation under the terms of our former prime vendor agreement, and those included in the Risk Factors section set forth in the Company’s Annual Report on Form 10-K filed with the SEC and in other reports, including Quarterly Reports on Form 10-Q filed with the SEC by the Company.

You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Further, references made to historical litigation outcomes are not predictive or guarantees of future litigation or court outcomes, which could differ materially from the information included in this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.

Contact:
PharMerica Corporation
David W. Froesel, Jr., (502) 627-7950
Executive Vice President,
Chief Financial Officer and Treasurer